Exhibit 99.1

NEWS RELEASE

PATINA CLOSES BRAVO PURCHASE

DENVER, COLORADO – DECEMBER 9, 2002 — PATINA OIL & GAS CORPORATION (NYSE:POG) announced today that its previously announced purchase of Bravo Natural Resources, Inc. (“Bravo”), a privately held oil and gas company based in Tulsa, closed Friday. The final consideration for the purchase was $119 million. The purchase was funded with borrowings under Patina’s bank facility.

Bravo’s proved reserves at closing were estimated at 133 Bcfe, of which 90% was natural gas. Net daily production currently exceeds 15 MMcfe, comprised of more than 14 MMcf of gas and 170 barrels of oil. The Bravo properties are primarily located in Hemphill County, Texas and Custer and Caddo Counties of western Oklahoma, within the Anadarko Basin. Bravo holds interests in 272 producing wells, of which it operates 119. Approximately 80% of current production is operated. The reserves are concentrated in two fields, Buffalo Wallow in the Texas Panhandle and Eakly-Weatherford in Oklahoma. Production in Buffalo Wallow is primarily from the Granite Wash formation at a depth of roughly 11,000 feet. Production at Eakly-Weatherford is from the Upper Skinner, Upper Red Fork and Morrow reservoirs between 10,000 and 13,000 feet of depth.

Commenting, Thomas J. Edelman, the Company’s Chairman, remarked, “We are delighted to announce the closing of our second acquisition in just over a month. With better than 15 MMcfe of current net production and the potential for a substantial increase in production and reserves over the next 12-24 months, the Bravo purchase should add substantially to Patina’s future growth. Only 30% of Bravo’s proved reserves are currently on production. Just as importantly, the purchase, in combination with the Le Norman acquisition, has positioned us to pursue additional opportunities in the Mid Continent region.”

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the Company’s periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K / A for the year ended December 31, 2001.

Patina is an independent oil company engaged in the acquisition, development, exploitation and production of oil and natural gas primarily in Colorado’s Wattenberg Field.

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Contact:    David J. Kornder
Chief Financial Officer
(303) 389-3600
dkornder@patinaoil.com